EXHIBIT 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of this 26th day of July, 2007 by and between Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

WHEREAS, on or about August 1, 1997, the Company entered into a Rights Agreement with Registrar and Transfer Company (the “Rights Agreement”);

WHEREAS, the Company and Rights Agent are parties to an Agreement of Substitution and Amendment of Rights Agreement dated as of July 1, 2002, substituting Rights Agent as the rights agent under the Rights Agreement;

WHEREAS, the Company wishes to amend the Rights Agreement as set forth herein and in accordance with Section 27 thereof; and

WHEREAS, the Board of Directors of the Company authorized and approved this amendment on May 18, 2007;

NOW, THEREFORE, in consideration of the foregoing and of other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 27 of the Rights Agreement is hereby amended by deleting the fourth sentence thereof in its entirety and inserting the following in lieu thereof:

“Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, the Purchase Price or the number of shares of Series One Preferred Stock for which a Right is exercisable.”

2.	The Rights Agreement, as amended by this Amendment, shall remain in full force and effect.

3.	This Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

NABI BIOPHARMACEUTICALS

By:	/s/ Jordan I. Siegel
Name:	Jordan I. Siegel
Title:	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President